FORM 12b-25: NOTIFICATION OF LATE FILING OF 1934 ACT REPORTS
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

FORM 10-Q                               SEC FILE NUMBER 000-28287

                         NOTIFICATION OF LATE FILING
                                 (Check One)

[ ]Form 10-K, [ ]Form 20-F, [ ]Form 11-K, [X] 10-q
[ ]Form N-SAR

For Period Ended:   December 31, 2001

[ ]Transition Report on Form 10-K
[ ]Transition Report on Form 20-F
[ ]Transition Report on Form 11-K
[ ]Transition Report on Form 10-Q
[ ]Transition Report on Form N-SAR

For the Transition Period Ended:____________________

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If  the  notification  relates  to a portion of  the  filing  checked  above,
identify the Item(s) to which the notification relates:   N/A
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Part I - Registrant Information

Knowledge Foundations, Inc.
(Full Name of Registrant)

(Former Name if Applicable)

7852 Colgate Ave
(Address of U.S. Principal Executive Office) (Street & Number)

Westminster, CA 92683
(City, State and Zip Code)
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Part II - Rules 12b-25(b) and (c )
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

[   ](a) The reasons described in reasonable detail in Part III of this  form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ](c  ) The accountant's statement or other exhibit required by Rule  12b-
25(c ) has been attached if applicable.
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Part III - Narrative

     The Registrant is unable to file its annual report on Form 10-QSB within
the   prescribed  time  period  because  the  Company  has  experienced  some difficulty in compiling its financial records to complete the preparation of the financial statements for the relevant quarter.
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Part IV - Other Information
(1) Name and telephone number of persons to contact in regard to this notification:
                     Michael Dochterman - (626) 444-5494


(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period than the registrant was required to file such
     report(s)) been filed?     [X]Yes [ ] No
     If answer is no, identify report(s).

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or
     portion thereof?     [ ] Yes   [x] No
     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if applicable, state the reasons why a reasonable estimate of the result can not be made.

                         Knowledge Foundations, Inc.
                (Name of Registrant as specified in charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 2002                 By:/s/ Michael Dochterman
                                           -----------------------------
                                         Michael Dochterman, President


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                                  ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (See 18 U.S.C.1001).
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